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                                                                   EXHIBIT 10.52

                       EXECUTIVE OFFICER SEVERANCE POLICY

                              ADOPTED OCTOBER 2003


1.0      PURPOSE

         Provide eligible executive officers of the Company continuing financial security in the event the Company terminates their employment without "cause." This policy sets forth the terms and conditions regarding the payment of severance benefits for eligible executive officers.

2.0      APPLICABILITY

         This policy applies to (i) Ingram Micro's chief executive officer, (ii) executive officers of the Company elected by the Company's Board of Directors who report to either the chief executive officer or the chief operating officer of the Company, and (iii) such other executive officers elected by the Company's Board of Directors as the Human Resources Committee of the Board of Directors may determine from time to time in their discretion.

3.0      POLICY

         3.1 ELIGIBILITY - Eligible executive offers are entitled to the severance benefits described in this policy if their employment is terminated by the Company without "cause". Eligible executive officers shall not be entitled to receive severance benefits if their employment with the Company is terminated (i) by the Company for "cause", (ii) due to their resignation for any reason; (iii) due to their disability;
                  (iv) due to their retirement; or (v) as a result of their death.

         3.2 BENEFITS - The following severance benefits will be provided to eligible executive officers meeting the eligibility criteria for severance set forth above:

                  3.2.1    The greater of:

                           3.2.1.1 The sum of: (i) the eligible executive officer's Base Salary in effect on the effective date of the termination of employment with the Company ("Effective Date"); and (ii) the executive officer's Target Annual Bonus in effect on the Effective Date; OR

                           3.2.1.2 The product of 1/12th times the sum of (i) the executive officer's Base Salary in effect on the Effective Date and (ii) the executive officer's Target Annual Bonus in effect on the Effective Date, multiplied by the number of full years' of employment with the Company.

                           3.2.1.3 Such amounts shall be payable in cash in equal installments at such times and in accordance with the applicable Company payroll periods over a period of months equal to the greater of (i) twelve (12); or
                                    (ii) the number of full years' of employment with the Company ("Continuation Period"). All payments will be subject to applicable tax and related payroll withholding requirements.

                  3.2.2 An amount equal to the executive officer's unpaid annual bonus established for the bonus plan year in which the Effective Date occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then
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                       EXECUTIVE OFFICER SEVERANCE POLICY

                              ADOPTED OCTOBER 2003

                           existing fiscal year through the Effective Date, and the denominator of which is three hundred sixty-five
                           (365). This amount will be calculated and paid after the close of the applicable fiscal year at such time and in the same manner as annual bonus payments are made to actively employed executive officers. This amount will be calculated based on actual performance achieved during the fiscal year relative to the performance objectives set forth in the applicable annual bonus plan.

                  3.2.3 Continuation of the Company-sponsored health and welfare benefits of medical insurance, dental insurance and vision insurance for the eligible executive officer and enrolled dependents as of the Effective Date through the "Continuation Period". These benefits shall be available to the executive officer at a cost equal to 100% of the Company's premium rate for such plans as in effect as of the Effective Date and shall be payable on a pre-tax basis through payroll withholdings. In the event the Company's premium costs change for the referenced welfare benefits during the "Continuation Period", the executive officer's cost for these benefits shall change in a corresponding manner.

                  3.2.4 Participation in a Company paid outplacement program for up to one year following the Effective Date, up to a maximum cost to the Company of $20,000. The selection of the outplacement assistance firm shall be at the discretion of the Company. The executive officer may not select a cash payment in lieu of this benefit.

         3.3 EXECUTIVE PHYSICAL EXAMINATION PROGRAM - Participation in the Company's Executive Physical Examination Program will cease on the Effective Date.

         3.4 RETIREMENT PLANS - Participation in the Company's retirement plan(s) and deferred compensation plan(s) will cease on the Effective Date. Payment of accrued benefits and account balances in these plans will be made in accordance with the plans' provisions and the executive officer's distribution election forms on file as of the Effective Date.

         3.5 STOCK AWARDS - Any unvested stock options, restricted stock awards, or other stock-based incentive compensation awards will be cancelled on the Effective Date. Vested stock options, restricted stock awards, or other stock-based incentive compensation awards shall be governed by the terms of the plan(s) and award agreement(s) for each such award.
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                       EXECUTIVE OFFICER SEVERANCE POLICY

                              ADOPTED OCTOBER 2003

         3.6 LONG-TERM EXECUTIVE CASH INCENTIVE AWARD PROGRAM - The executive officer's participation in the Company's Long-Term Executive Cash Incentive Award Program shall cease on the Effective Date. Payment(s) of earned awards shall be made in accordance with the terms of the plan(s) and award agreement(s) for each such award.

         3.7 MITIGATION OF BENEFITS - The executive officer will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under this policy. Obtaining any other employment will in no event affect any of the Company's obligations to make payments and arrangements referenced within this policy.

         3.8 RELEASE AND COVENANT - The entitlement of the executive officer to the severance benefits provided in this policy is contingent upon the executive officer's execution of a release and covenant agreement satisfactory to the Company which may include, but is not limited to, confidentiality, non-competition, non-solicitation, and no-raid provisions for a period equal to the Continuation Period.

         3.9 EFFECT OF EMPLOYMENT CONTRACTS -- If an executive officer has an employment agreement with the Company in force on the Effective Date, he or she may elect to receive the severance benefits and limitations provided for in such agreement or those provided by the terms of this policy, but not both. Any such election shall be in writing delivered to the Senior Vice President, Human Resources of the Company. In the absence of any such election, the terms of the executive officer's employment agreement shall control.

         3.10 AUTHORITY - The provisions of this policy have been established by the Human Resources Committee of the Board of Directors of Ingram Micro Inc. The Committee maintains the right to modify or terminate this policy at any time, with or without prior notification.

4.0      RESPONSIBILITIES

5.0      PROCEDURES

6.0      RELATED DOCUMENTS

7.0      DEFINITIONS

         For purposes of this policy, the following terms will have the meanings set forth below:

         7.1 COMPANY - Company means Ingram Micro Inc., a Delaware corporation, and its wholly owned subsidiaries and affiliates. Company also means Ingram Micro Inc.'s predecessor companies and their wholly-owned subsidiaries and affiliates.
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                       EXECUTIVE OFFICER SEVERANCE POLICY

                              ADOPTED OCTOBER 2003

         7.2 BASE SALARY - The fixed annual cash compensation that is generally paid in substantially equal periodic payments over the course of the 12-month period approximating the calendar year.

         7.3 TARGET ANNUAL BONUS - The executive officer's annual base salary in effect on the Effective Date multiplied by the incentive award percentage applicable to such executive officer's salary grade or position as specified in the Company's annual Executive Incentive Award Plan in effect for the fiscal year in which the Effective Date occurs.

7.4 TERMINATION FOR CAUSE - Refers to the occurrence of any one or more of the following:

         (i) A willful and/or deliberate material act or failure to act (other than as a result of incapacity due to physical or mental illness), which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company;

         (ii)     Gross negligence in the performance of duties;

         (iii) Conviction for committing an act of fraud, theft, embezzlement, or any other act constituting a felony involving moral turpitude.

8.0      REVISION HISTORY

         8.1      No prior revisions.

SIGNATURES